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Masimo Corporation (“Masimo” or the “Company”) participated in the 2024 Wells Fargo Healthcare Conference held in Boston, Massachusetts, on Wednesday, September 5, 2024 at 10:15 a.m. Eastern Time, which consisted of a question and answer session with Vikramjeet Singh Chopra, an analyst at Wells Fargo Securities, LLC. The following is a transcript of the session, portions of which may be deemed proxy soliciting materials. While effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript.

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Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Okay. Good morning, everyone. My name is Vik Chopra. I am part of the med-tech equity research team here at Wells Fargo. Pleased to introduce Micah Young, EVP and CFO for Masimo for the session. Micah, thank you for joining us today.

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Thank you, Vik.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

So let’s start off with a few big picture questions. Maybe just talk about what’s changed in the macro front since you reported Q2 earnings in August? What’s gotten better? And has anything gotten worse?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. So I’ll start out with healthcare. In terms of the healthcare environment, I think we’re seeing consistently stable trends in the healthcare space. Census has been strong this year, especially coming out of the last quarter, and we also -- we’ve also seen an environment where we’re able to get in and install on a lot of our contracts this year than we were last year. So strong census growth and the ability to get into hospitals, place our equipment, our installed base and generate and drive revenue. And we’ve seen that success in the first half due to our strong contracting and census being better than it has been. We drove about 14% growth in consumables and service revenue in the first half of the year. And first half revenues for healthcare were close to 10%, just over 9%.

On a year-to-date basis, we’re seeing though -- we feel like with the strong backlog we have, not only just strong contract backlog, but also strong order backlog. We’re seeing that going into the second half. We’re expecting growth of 10% growth. And that’s really with a down capital market or capital year for us. So in the first half, as I mentioned, consumables grew 14%, but capital is down 15%. And we expect that trend to kind of continue throughout the year, although we are seeing some improving driver numbers. We saw that in Q2. We expect those to be up above $60,000 a quarter.

So the environment is very stable for healthcare. And I’d say the one that’s been more difficult for us has been the -- more on the consumer side. The consumer demand has been challenged with inflation and with also just a sluggish housing market, and that’s impacted that business this year and -- but we put out guidance, we feel good about the guidance we’ve put out for this year, and we’re driving hard to hit those numbers.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Got it. So with the recent concerns around macro weakness and the potential recession, are you expecting or have you seen any impact to your end market demand?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Sorry, the first part of that...

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

With the concerns around the macro weakness and the potential recession.

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. I mean we’re continuing to watch it closely. I mean it’s definitely a challenge this year. We do have a lot of -- we’ve made a lot of investment to drive certain categories, like headphones, hearables, and those seem to be doing well. The challenge has been really the core of that business. The core audio home entertainment type systems, and that’s been challenged with the consumer -- the broader consumer market.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Got it. Let’s switch gears to your spin. You recently announced that the exclusivity period with the JV partner has expired, but you’re still continuing talks with them as well as other parties that have approached you. What’s the latest update you can provide with respect to the proposed separation evaluation?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. So we -- as you mentioned, we let the exclusivity period expire on August 15. The JV partner requested that to be extended through that time. And of course, we’ve been getting some inbound interest for buyers of the consumer audio, just the consumer audio business. So we want to be able to communicate and pursue those. And we’ve engaged -- reengaged with Morgan Stanley to help us with that process.

They’re our primary bankers there, and we’re reaching out to some of those parties that have initiated some interest. We’re also broadening it more to bring in others into that process. So that’s ongoing. The JV partnership talks are still ongoing. Can’t give a definitive timeline of when that will be. It’s not really in our control at this point. But they want to bring in -- the JV partner wanted to bring in some additional strategic partners. Those who -- that can really help support the initiative to drive what they’re interested in, which is the hearables and wearables business and consumer health.

So they’re working through that process. We’ve been through a lot of diligence with the JV partner. So, majority of that has been completed. There may be some additional diligence that comes up with the -- any new partners that may come in. But we’re just waiting to hear back. Hopefully, within the next few weeks, we’ll hear some more and continue those discussions. But no real formal timeline there, which is why we’re going in parallel with a potential sale of the audio business.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Okay. And can you share any additional details on who these other parties that have approached you just in terms of -- I mean not names obviously, but just...

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. I can’t disclose a lot of details there. I mean -- I don’t want to get -- it’s still very early in the process, and we probably got into more details than we would have liked with the JV partnership, so I don’t want to go there, but -- so we’ve got some inbound interest. Like I said, we’re opening it up to more that we think are good buyers for that business.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Okay. And what feedback have you received from the Board on their preference for a spin versus a sale versus a JV?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

The Board -- the view is it’s pursuing all options, whether it’s the JV partnership, the joint venture, going after that, or whether it’s to sell the audio business alone or if it’s separating both businesses. I think it’s evaluating all options and seeing how do we maximize value for shareholders.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Okay. I know you said nothing with respect to timelines or definitive timelines, but your AGM is coming up. Should we expect a decision before that? Or is that not a gating factor?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

No. I mean whatever options come up and arise, if there’s any material developments, we’ll communicate that. I mean we’ve been very open with how the stages of the JV process with -- by communicating the expiration of the exclusivity. And if there’s any material events, we’ll definitely communicate those. But I just hate to strap a timeline around. It’s already challenging enough when you’re not going through a proxy to do a process like this, and we want to make sure we do it the right way.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Got it. Let’s talk about your guidance for this year. You’ve updated your guidance post your 2Q call. You raised your healthcare sales guidance. Just talk about what gives you confidence in that new guidance range for healthcare?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. Well, I mentioned before, I mean, we’re seeing much better -- much improved census, anything -- anywhere from inpatient surgeries. I think some of the public hospitals in the first half, we’re seeing some -- close to 3% growth in inpatient surgeries. Overall admissions growth, they were seeing between 4% or 5%. And with outsized -- more outsized growth in some of the outpatient, but still very solid growth in the inpatient admissions. So we’re seeing good census this year, and we’re expecting that to continue. We put a -- we’ve kind of implied, if you look at our range, it’s really driven by a lot of its census because we’ve stripped out a lot of -- all the -- any large orders, any -- we were not expecting any major change in capital environment, which has been a headwind for us this year. At some point, that will no longer be a headwind, but we’re being cautious about it. And really, it’s driven by our consumable and service revenues. And the range is really driven by how well census does for the rest of the year because we’ve had strong contracting. We’ve got the installation schedules rolled out. Those are kind of planned in our guidance, and it’s going to depend on kind of -- from here on out, it’s going to be more dependent on census.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

So two follow-ups. The first one, just remind us what your guidance now assumes for inpatient volume growth.

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. So when you look at our admissions growth for the year, we’re somewhere between 2.5% to 4%. I think it’s in line with what other -- the public companies have announced as far as the public hospitals. I think one of them mentioned 3% to 4%, and I think that’s very consistent with what the others are saying. So we’re kind of in that zone. That’s how we’re expecting it to play out.

What’s exciting is, is we’re -- with the contracting we’re doing this year. I mean, last year was a record year for the business in terms of new -- contracting new business with customers, net new wins. In terms of revenue value, we did nearly $400 million. If you go back several years ago, we were doing $100 million, and we were targeting just to get over $100 million. Now we’re trying to deliver another $400 million this year.

So first half, we delivered $234 million of net incremental new contracts. So we’re pacing very well. It’s setting us up very well for growth, as we move into next year, and giving us the confidence that we put out there, that 7% to 10% long-range plan of growth, not only driving topline growth, but we want to double earnings within the next 5 years.

So those are our targets that we’ve put out there. And I think we’ve got a very good -- we’ve got a good trajectory coming out of this year that could move us well towards that goal as we move into 2025.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Got it. If there are any questions, please raise your hand, and we’ll come to you. You’ve mentioned capital a couple of times. I think it’s been declining/a bit of a headwind for some time now. Just talk about that capital environment, when you expect that to recover or turn around?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. I mean it’s a combination of factors. I mean it’s been -- it has been a softer capital environment. I think hospital budgets are always challenged in environments like this in terms of the capital side. I think where we thrived in placing capital during the last, call it, 4 or 5 years, there’s a lot of focus around patient monitoring at that time, pulse oximetry, especially when you had respiratory diseases like COVID and higher acuity patients going through systems. So there’s a lot of capital budgets move towards patient monitoring.

I think coming out of that environment where they were less focused on the higher intensive capital. Some of that’s probably refocused towards that area. But I think it’s going to stabilize, I just don’t know when. And we’re set up very well with what we’re seeing. We saw a low point of driver shipments in the first quarter, which we mentioned coming into the year.

We’re seeing the patterns of OEMs where there’s -- during the supply chain challenges over the last couple of years, we believe the OEM -- our OEM partners had taken some extra technology boards, and we’ve delivered those as drivers to them that go inside their multiparameter monitors. And now that they’ve worked through those inventory of boards because they were concerned with chip shortages and different things, they were concerned that there wouldn’t be sufficient inventory levels.

So I think that dynamic has kind of played through. And I think we’re back into a much more normal environment, and that’s going to set us up on a good trajectory going into next year in terms of driver placements. And being on kind of a back half exit of over 60,000 a quarter is going to set us up very well. And hopefully, that will start to normalize the capital for us as just overall, we’ll start to see the stabilization. We won’t see the headwinds of it being down 15%.

And one other weighing factor has been all the -- over the years, there’s been a lot of accounting rule changes with ASC 842 and how you account for equipment on leases and under -- where you’ve got sensor commitments kind of a recurring revenue stream, combined with capital, that’s been a little bit of a headwind for us as well. So I think we’re getting past through some of those headwinds, and I’m excited about what’s shaping up for 2025.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

And I think the capital environment also obviously impacts your LRP that you put out, right? The high end of the range, I think, is contemplated on capital recovery.

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. I think we feel -- I feel very good about our 7% to 10% growth we put out there. We are on a much larger base. I mean, we’re 2x the amount of revenue today than we were 5 to 7 years ago. So we are growing off a higher base, but we’re seeing great success in driving that recurring revenue through those contracts. The capital environment is tough because when you do have a down capital environment, it’s -- like for this year, it’s become probably 2 to 3 points of a headwind, so that’s why we have broadened that range, and -- but we still feel good about that range in terms of driving through and delivering on it.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Got it. That’s helpful. You talked about the driver shipments. I think you said greater than 60,000 shipments per quarter in the back half of the year. So 2-part question. One, do you think consensus is now at an appropriate place for driver shipments for 2024? And is there any room for upside to your driver placements?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. I think right now it’s in a good place. It looks like it’s very close to what we’ve put out there. And we outperformed what we thought even in Q2. Coming into Q2, we thought maybe we’d be above 55,000. We delivered, I think, 58,500 or somewhere close to that number for second quarter. And we’re seeing encouraging trends right now in terms of kind of where that’s heading in terms of the back half. So we’ll see where that plays out. But I feel good about what we put out there of being -- exceeding 60,000 a quarter and that starts to kind of move into that kind of run rate moving into next year.

And keep in mind, I mean, the most important metric I look at is how are we doing on contracting?

What comes off of these contracts, all we need to do is place about 20,000 to 25,000 of new drivers a quarter to deliver our top line growth. And call it, 80,000 to 100,000, somewhere in that zone, per year to deliver that growth. So we’re doing that today. And I think what you saw was just the timing of ordering.

I bet you if you saw what was delivered through to customers and what was placed to customers, we’re seeing -- we were probably closer to the 60,000 in Q1, if that makes sense. So it’s just more on timing of inventory management by some of the OEM partners and how that flows through to customers because there is a lag because we ship it to them first. They put it in their monitors, and then, it goes to the customer. So I feel good about the underlying demand, the strength of our contracting and what that’s going to do for us going into next year.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Got it. Just one last one on your 2024 guide. Just remind us what’s contemplated in getting to the low versus the high end of the ranges?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. So for ’24, I mean the majority of it is going to be census. It’s how does census perform. We are indexed heavily towards census, especially over the long term, but even in the near term. As census performs well, we see strong performance in our consumables. And that combined with our contracting that it’s really what’s really driving that growth. And as far as the range, I would say the majority of it is where we’re expecting that range of census in the back half. You’re talking very low single digits to be at the bottom, and you’re probably closer to 4% or so at the top. So hopefully, we’ll see those trends continue. And we’re continuing to see strength in the business in terms of how we’re taking share. So we’ll see how that plays through in the back half.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Got it. We’re in September. I’m sure you’re planning for 2025 at this point.

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Just kicked it off.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Yes. So just how are you thinking about the outlook for your healthcare end markets in 2025 and any potential headwinds and tailwinds, especially on the topline for next year?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. I mean, if I look at kind of where we’re going, we still have a lot of runway in -- we still believe we have a lot of runway in pulse oximetry to continue to take share in that market. We’re -- our brain monitoring, rainbow, and capnography and gas monitoring, all those are performing extremely well, especially when you look at the consumables growth that we’re seeing in those areas.

We’ve got some volatility in comps this year on rainbow, but we still expect that to hit our target growth on consumables for the year with double digits and consume -- if you look at capnography and gas as well as brain monitoring, those consumable revenues have been growing faster than 20% in those categories. So I expect those end markets to be very strong for us as we move into next year.

We’re launching ORi in the U.S. We received 510(k) clearance of ORi late last year for distribution in the U.S. So we think that, that’s going to be a great opportunity for us to grow in those end markets. And it’s only been approved outside the U.S., and we’ve achieved -- gotten that revenue stream up to 20% of our rainbow revenues. And as you know, the revenue for rainbow last year is about $200 million, so we did about $40 million just with ORi alone. So that’s only with being approved outside the U.S.

Now we’re going into our largest market. And hopefully, it will become -- ultimately, we’ll see how it plays out, but maybe that will ultimately become standard of care, but we’ll see. And we know it’s become standard of care in certain countries, and we’re hopeful -- we’re excited about that product and how we’ll be able to launch that in the U.S.

And then the last thing, too, is we’re getting into hemodynamic monitoring. That was -- that’s been something that we’ve been really getting into this past year and starting to advance that platform with the opportunity to combine cardiac output that we can measure today with the acquisition of LiDCO that we did years ago, combining that with Rainbow can now give us the opportunity to provide oxygen delivery. And that’s an important measurement for hemodynamic monitoring. So that’s going to be another thing to kind of keep an eye out for in terms of an opportunity for growth into the future.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Got it. Just switching to gross margins. I know you’ve shown some gross margin improvement in 2024. How are you thinking about gross margins in 2025 as more production is moved to Malaysia? And how do you see your gross margins trending over the next couple of years?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. So last year, coming out of several years of inflation and also dealing with a lot of inflation coming out of Mexico, the government is raising minimum wages by 20% to 25% a year for the last, call it, 5 years. The peso was going the wrong direction on us. It was putting -- giving us a lot of headwinds. We’ve been up to 66%, 67% gross margins prior to all that occurring. So that’s been a major headwind.

We pulled the trigger as soon as we saw Malaysia become a more cost-effective job or manufacturing hub for us. So we pulled the trigger on that over a year ago. We’re 2/3 of the way there as of the end of Q1 in terms of manufacturing our sensors, and we should be fully up and running as we exit this year. So we’re starting to see some of those efficiencies, the lower labor costs. The production efficiency is playing in right now. It takes about 6 months to roll those through our inventories. And that’s why we’re seeing -- implied in our guidance is we’re stepping up from kind of that 62.5% in the first 3 quarters, roughly, stepping up to closer to 63% as we exit this year.

So that’s going to get us on a good run rate as we move into 2025 in terms of trying to lock in at least 50 basis points of margin capture next year. And we’ve got engineering teams that are working on further cost reduction initiatives to lower our cost of products, whether it be equipment, sensors, disposables and those type of projects. So hopefully, those will layer in and also give us some more expansion opportunity.

And as we continue to streamline and become more efficient in Malaysia, there’s going to be more opportunity ahead to expand those margins. We want to get to -- we’re driving hard as we can to get to 30%. We’re not giving up. We’re -- we’ve got a good plan for that. And that plan is only getting to 66% gross margins. We’ve been there before. We can do it again. It’s hard to recover or recapture all those inflationary costs, but we’ve got a good plan to execute ahead that’s going to get us the ability to claw some of that back.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

And, Micah, the 50 basis points, that’s specific to gross margins, right?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

So could there be upside to that?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

For gross margin?

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Yes.

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

There could be. Yes. We’ve got to work through our plans. I don’t want to get ahead of that. You know me. I’m very cautious, and I want to make sure we lock it in and have high confidence in our guidance. But we feel very good about the trajectory we’re on right now. And then hopefully even more leverage throughout the rest of the P&L.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Got it. Yes. So just the last follow-up question on 2025. Is there an opportunity to expand operating margins next year?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Absolutely. Our goal is to drive towards 30%. And the only way to get there is to show meaningful improvement each year towards that goal. And we’re going to roll up plans and put together plans that’s going to get us a meaningful step towards that long-term goal within 5 years, so…

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Got it. Helpful. Just switching to the Apple litigation. What’s the latest? Is there an update you can provide?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. No material update there. Things are moving forward in both the trade secret and the patent infringement cases. I believe the trade secret case is around October, November timeframe and in patents somewhere near that as well, in terms of the patent infringement. So there’ll be more updates to come, but nothing material at this point.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Okay. You recently filed a preliminary injunction seeking an order enjoining Quintin Koffey and Politan from voting against many of the proxies until they made corrections to their disclosures. Just walk us through the implications of this complaint.

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. I mean you can read through the details. We put out a letter to shareholders. I think it was, what, 2 days ago. That will summarize a lot of the details. But -- I mean, just kind of -- just broadly, we believe that there’s been misleading information that’s been put out there about Masimo, the Board of Directors, Joe. And just -- there’s a lot of misleading information out there. We want to make sure that shareholders have all the facts and all the right proxy materials to make the best informed decision. This is such a -- I can’t emphasize this enough, but this is a very risky situation we’re in. And it’s very concerning. I mean there’s a high risk to the future of Masimo.

And I think it’s very -- looking at it from my perspective, and we want to make sure that voters are informed, they know the risk here. The risk is Politan -- I believe they want to take control of the company, and they want to take control of the Board. And they -- if you’re going to take control of the company, you need to have a very credible, concrete plan. And it’s unfortunate that some of these proxy advisory firms have taken positions that have really just taken all the information out of the fight deck of the dissident and put it into their reports.

And I feel like it’s not considered the fact that this is a control election. This is a matter of control. It’s not what’s the harm adding a few more Board members to our Board. And by the way, we want to get to 9 or 11 members. So we want to expand the Board, and we want to get highly qualified candidates for the Board and to put around the table. But to do -- to go after control of a company to where you have the majority of the Board members. You’ve got to have a plan. And I feel like we put out a very credible plan that’s a 5-year plan, how we’re going to double earnings, how we’re going to grow top line.

We’ve got one of the best leadership teams I’ve worked with to do that. And we’ve got a very capable leadership team. It starts with Joe at the top in terms of his vision, his innovation, his relationships with customers, with his relationships with our employees. And I just -- I think there’s so much at risk here of disrupting the momentum of the business. Right now, we’ve come out of an incredible Q2. The fundamentals of the healthcare business are stronger than ever. We are absolutely committed to pursuing a separation of the consumer business.

Joe committed originally that he wanted to see 3 years. He has wanted to do it earlier. And it’s based on data. It’s based on seeing that that the business isn’t performing at the level right now that we expected. So we’re trying to do all the right things to maximize value for shareholders. And you’ve got a known team, a leadership team that’s delivered results. We beat and raised for 25 consecutive quarters. Yes, we had a tough Q2 last year, but we’ve come out of that very strong. And we’re back on that path again. And I just hate to see the risk of that momentum -- it’s just -- it’s a lot of risk. And I just hope shareholders will consider what’s at stake here and make the right decision.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Got it. That’s a very comprehensive and helpful update. Your annual meeting is set for September 19. Is there any risk that it gets pushed out again?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Well, I don’t know what’s going to come out of the court. So there’s going to be -- everything goes to court next, what is it, next Monday, I think, September 9th. So there’s going to be an outcome from that -- from the courtroom. And we don’t know -- I don’t know what exactly that would look like. But the biggest thing is we want to make sure we’re correcting all the misstatements out there and the misleading information. And that’s the goal, to make sure, like I said, shareholders have an informed vote. What goes beyond that, I don’t know. I think we empathize, we’re exhausted. We know shareholders are exhausted. We just want to get this behind us. But we also want to do -- make sure that all the information is out there.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Okay. So keep an eye for September 9th.

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

That’s right.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Is there an update you can provide with respect to the SEC subpoena as well as the DOJ subpoenas?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

No. I mean I’ve talked a lot about the SEC subpoena, the process we went through. We feel like we did all the right steps there. We’ve fully cooperated. It’s just more just hearing back. We haven’t heard much back yet. So that’s still ongoing. And it’s very isolated to one particular employee that’s part of the consumer business. And it dates back to, I believe, 2022, the first year of the acquisition. And we went through the process, both internally and externally with our external auditors. We had a third-party, one of the big 4 firms come in. I had them come in right away once I heard some concerns around some of the accounting for the consumer business that existed around the time of the acquisition. And we went through a very thorough process. We feel like -- I’ve been on the calls, I’ve -- I feel very good about where we are and what we did and the steps we took. And hopefully, the SEC will conclude that as well.

And with regards to the DOJ, that’s still ongoing. We’re fully cooperating. And in terms of revenue of that product, it’s not a material amount of revenue that’s tied to that product line. So we’ll see what that outcome -- what the outcome...

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

And have you stated how big those 2 product lines are? I think it’s Rad-G and Rad-97?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

I mean they’re immaterial to revenue. It’s a very small percentage of our revenue. Yes.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Yes. Yes, I think so.

Unknown Analyst

Thanks for giving the commentary on gross margin expansion. Just talk a little bit more on OpEx [indiscernible] chance to come down [indiscernible].

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. Yes. So when we -- years ago, when we laid out our -- trying to get to 40% OpEx -- I mean if you look at our professional healthcare today, we’re sitting right around there. So we’ve gotten there. But we still have a lot of runway ahead. This is a game of scale for us because we’re trying to increase productivity, do more with less, be efficient with our resources. We’ve made the investments to get into new markets outside the U.S. to try to grow revenue in those markets and expand. Now it’s a matter of leveraging those investments. So that -- I think we’ve got a great leverage story ahead of us for the next 5 years and continue to leverage operating expenses in addition to the gross margin improvement to come.

And I think -- ultimately, I think I put out there that we think R&D can get down to closer to 8% of revenue longer term. Again, today, our operating margin profile sits in the -- probably above the 85th percentile in the industry. But we want to be up in the top quartile or in the top few percent. So that’s why we’re trying to charge towards 30%, closer to some of those companies like Intuitive and Edwards. They’ve done a great job of managing margins. But it’s a scale game. I mean we’re a fraction of the revenue of some of those companies. And it’s a matter of continuing to grow that top line, 7% to 10%, being very tight on how we allocate investment and leveraging expenses.

Unknown Analyst

And just a follow-up, thanks for that. Your gross margins [indiscernible] lot of consumables. Talk a little bit about the pipeline [indiscernible] markets. So [indiscernible] start to see an inflection or even making acceleration [indiscernible] of sales?

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

Yes. I mean it’s been a steady shift because it’s been -- you’ve seen a pretty consistent growth in our targets as far as pulse oximetry, kind of we’ve done that long-term plan of 6% to 8%, double the market growth. Rainbow growing 10% and with capnography and brain monitoring, those growing -- now it’s kind of 10% to 20% just because we are contemplating some capital into those numbers, but consumables has been outpacing. So we are getting that nice favorable mix there. So that’s been a good inflection for us. I mean I think a year ago, we were about 61%. Now we’re guiding this year up 62.5%, and we brought that up even 60 or 70 basis points from what we originally guided.

So things are tracking in the right direction in terms of favorable mix as we start to upsell from a 2 LED sensor to a 4 LED. I mean, it’s going to drive more leverage of fixed cost, but also it’s going to drive better margin expansion as well. So there’s a lot of levers. I mean, not just Malaysia, where we can get lower cost of -- lower labor costs drive efficiencies, but -- and also the engineering team is driving costs out. But mix benefits should be very strong as we move forward, especially as we’re driving that consumables with a nice recurring revenue growth. We’re expanding our revenue per driver. I think our installed base maybe grows 3% to 4% over time because we only need 80,000 to 100,000 of new drivers a year. And I think our revenue per driver is going to grow probably closer to 4% to 6% per year. So that’s going to continue to help us lever, drive better mix and expand margins as well.

Vikramjeet Singh Chopra, Analyst, Research Division, Wells Fargo Securities, LLC

Okay. I think we’re on time. So thank you, Micah, and thank you, everyone, for attending.

Micah Young, Chief Financial Officer, Executive Vice President, Masimo Corporation

All right. Thank you.

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This communication includes forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Masimo Corporation (“Masimo” or the “Company”) and the potential stockholder approval of the Board’s nominees, the proposed separation of Masimo’s consumer business, including any potential joint venture or any other potential separation of Masimo’s consumer business, the status of ongoing discussions between Masimo and other potential joint venture partners or acquirers of its consumer business, the potential timing and structure of any potential joint venture or separation of Masimo’s consumer business and the expectation that the proposed joint venture or separation will maximize shareholder value or be the best path for success, Masimo’s trade secret and patent infringement litigation against Apple, Masimo’s litigation against Politan Capital Management LP (“Politan”) and its affiliates (the “Litigation”), Masimo’s plans to expand its Board of Directors with highly qualified candidates, the outcome of the September 9, 2024 court hearing related to the Litigation and its impact on the meeting date of the 2024 Annual Meeting, and Masimo’s future guidance and expectations regarding stabilization of capital, growth in its consumables, hospital census, its product lines, achieving double-digit consumables revenue growth and 30% operating margins and doubling earnings within five years. These forward-looking statements are based on current expectations about future events affecting Masimo and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Masimo’s control and could cause its actual results to differ materially and adversely from those expressed in its forward-looking statements as a result of various risk factors, including, but not limited to (i) uncertainties regarding the Litigation, (ii) uncertainties regarding a potential separation of Masimo’s consumer business, (iii) uncertainties regarding future actions that may be taken by Politan in furtherance of its nomination of director candidates for election at the 2024 Annual Meeting, (iv) the potential cost and management distraction attendant to Politan’s nomination of director nominees at the 2024 Annual Meeting or to the Litigation and (v) factors discussed in the “Risk Factors” section of Masimo’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although Masimo believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. All forward-looking statements included in this communication are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Masimo does not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in the Company’s most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

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